EXHIBIT 23.1

The Board of Directors
Del Laboratories, Inc.:

We consent to the use of our report dated February 21, 2002, except as to note 6 which is as of March 26, 2002, with respect to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, incorporated herein by reference.



/S/ KPMG LLP
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Melville, New York
June 24 , 2002



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